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                                                                    EXHIBIT 12.1

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                                                     PRO FORMA
                                                                                                                        YEAR
                                                                           YEAR ENDED DECEMBER 31,                     ENDED
                                                            -----------------------------------------------------   DECEMBER 31,
                                                             1994      1995       1996      1997         1998           1998
                                                            -------   -------   --------   -------   ------------   ------------
Earnings:
  Net income (loss) before income taxes...................  $    39   $(5,658)  $(19,090)  $(6,692)    $  2,852      $(176,391)
  Fixed charges...........................................   15,252    20,854     40,461    89,325      234,046        400,604
                                                            -------   -------   --------   -------     --------      ---------
  Earnings as adjusted(A).................................  $15,291   $15,196   $ 21,371   $82,633     $236,898      $ 224,213
                                                            =======   =======   ========   =======     ========      =========
Fixed Charges:
  Interest expense........................................  $13,809   $19,199   $ 37,527   $85,017     $217,136      $ 369,503
  Amortization of deferred financing costs................      712       631      1,113     1,337        3,768          7,042
  Rents under leases representative of an interest
    factor(1).............................................      731     1,024      1,821     2,971       13,142         24,059
                                                            -------   -------   --------   -------     --------      ---------
Fixed charges as adjusted(B)..............................   15,252    20,854     40,461    89,325      234,046        400,604
                                                            =======   =======   ========   =======     ========      =========
Ratio of earnings to fixed charges (A) divided by (B).....      1.0        --         --        --          1.0             --
Deficiency of earnings to fixed charges...................  $    --   $ 5,658   $ 19,090   $ 6,692     $     --      $ 176,391
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(1) Management of CMCLA believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.